Exhibit 99.1

Live Oak Bancshares, Inc. Announces Transfer of Listing of Voting Common Stock
to the New York Stock Exchange

WILMINGTON, N.C., December 2, 2022 – Live Oak Bancshares, Inc. (Nasdaq: LOB) announced today that it is transferring the listing of its voting common stock to the New York Stock Exchange (NYSE) from The Nasdaq Stock Market LLC (Nasdaq). Live Oak Bancshares’ voting common stock will begin trading on the NYSE on December 14, 2022, under its current ticker symbol LOB. Live Oak Bancshares will continue to trade its voting common stock on Nasdaq until the close of the market on December 13, 2022.

“We are pleased to join the NYSE and its prestigious trading platform as we continue on our mission to be America’s small business bank,” said Live Oak Bancshares Chairman and CEO James S. (Chip) Mahan III. “We believe in providing long-term value to our customers and shareholders, and we look forward to leveraging the NYSE platform as we broaden our products and services to our country’s entrepreneurs.”

“We are thrilled to welcome Live Oak Bancshares, the parent company of the nation’s leading small business bank, to the NYSE community of icons and disruptors and look forward to supporting them as they continue to transform how banking is done.” said John Tuttle, Vice Chairman, NYSE Group.
About Live Oak Bancshares
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses who share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.
Contact:
Claire Parker, SVP of Corporate Communications
910.597.1592
claire.parker@liveoak.bank